                                                                     EXHIBIT 4.2


            ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER
                                       OF
                          SCB COMPUTER TECHNOLOGY, INC.


         In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Amended and Restated Charter (the "Amended and Restated Charter"):

         1. Name of Corporation. The name of the Corporation is SCB Computer Technology, Inc.

         2. The first paragraph of Section 7 of the Amended and Restated Charter is hereby amended to read in its entirety as follows:

                  "7. The corporation is authorized to issue two classes of stock in the following number of shares: (i) 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, no par value (the "Preferred Stock")."

Except as amended hereby, Section 7 of the Amended and Restated Charter shall remain in full force and effect.

         3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on May 19, 1998, and by the Shareholders of the Corporation on November 3, 1998.

         4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: November 3, 1998


                                SCB COMPUTER TECHNOLOGY, INC.



                                By: /s/ Gordon L. Bateman
                                   ---------------------------------------------
                                    Gordon L. Bateman
                                    Chief Administrative Officer and Secretary